As filed with the Securities and Exchange Commission on                        .   Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AT&T INC.
(Exact name of registrant as specified in its charter)

Delaware	43-1301883
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

208 S. Akard Street, Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Stock Purchase and Deferral Plan
and
Cash Deferral Plan
 (Full title of the plans)

Name, address and telephone number of agent for service:	Please send copies of all communications to:
Stacey Maris	Wayne Wirtz
Senior Vice President – Assistant General Counsel and Secretary	Vice President – Associate General Counsel and Assistant Secretary
AT&T Inc.	AT&T Inc.
208 S. Akard, 29th Floor	208 S. Akard, 29th Floor
Dallas, Texas 75202	Dallas, Texas 75202
(210) 821-4105	(210) 821-4105
                    Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer  X    Accelerated filer      Non-accelerated filer       Smaller Reporting Company ___

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $1.00 per share (1)	30,000,000 (1)	$31.79 (2)	$953,700,000 (2)	$118,736
Deferred Compensation Obligations (3)	$500,000,000 (3)	100%	$500,000,000	$62,250

(1)	The number of shares being registered represents the number of additional shares of Common Stock which may be sold pursuant to the Stock Purchase and Deferral Plan.
(2)
The price per share was calculated in accordance with Rule 457(c) and (h) of the Securities Act of 1933, as amended (the "Securities Act"), for purposes of calculating the registration fee. The maximum aggregate offering price was computed by multiplying 30,000,000 shares by the average of the high ($32.05) and low ($31.54) price of the stock on September 5, 2018 ($31.79 per share), which date is within five business days prior to filing this Registration Statement.

(3)	The amount of deferred compensation obligations being registered represents employee compensation deferred through payroll deductions pursuant to the Cash Deferral Plan.

Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers such indeterminate number of additional shares of Common Stock as is necessary to eliminate any dilutive effect of any future stock split or stock dividend.  No additional registration fee is required. In addition, pursuant to Rule 416(c) of the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

PART I. INFORMATION REQUIRED IN PROSPECTUS

This Registration Statement registers an additional 30,000,000 shares of AT&T Inc. common stock to be issued under the Stock Purchase and Deferral Plan and an additional $500,000,000 in deferred compensation obligations under the Cash Deferral Plan (together, the "Plans"). Pursuant to General Instruction E of Form S-8, the contents of the Registration Statement on Form S-8 relating to the Plans (File No. 333-120894 filed on December 1, 2004, on behalf of AT&T Inc., formerly SBC Communications Inc., and File No. 333-188384 filed on May 6, 2013, on behalf of AT&T Inc. and hereinafter referred to as the "Prior Registration Statements") is hereby incorporated by reference in this Registration Statement. The Prior Registration Statements are currently effective. This Registration Statement relates to securities of the same class as those to which the Prior Registration Statement relates, and pursuant to Rule 429, the prospectus incorporated herein is combined with and relates to the Prior Registration Statements.

PART II. INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 8.  Exhibits

Exhibit Number	Description of Exhibits

5	Validity opinion of Wayne A. Wirtz, Esq.
10-a	Stock Purchase and Deferral Plan (Exhibit 10-j to Form 10-K for 2017)
10-b	Cash Deferral Plan (Exhibit 10-b to Form 10-Q filed for March 31, 2017)
23-a	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm for AT&T Inc.
23-b	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm for Time Warner Inc.
23-c	Consent of Wayne A. Wirtz, Esq. (contained in opinion filed as Exhibit 5)
24	Powers of Attorney of Officers and Directors

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 11th day of September 2018.

AT&T INC.

By:  /s/ John J. Stephens
John J. Stephens
Senior Executive Vice President
and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Principal Executive Officer:	Randall L. Stephenson * Chairman of the Board, Chief Executive Officer and President
Principal Financial and Accounting Officer:	John J. Stephens Senior Executive Vice President and Chief Financial Officer

By: /s/ John J. Stephens John J. Stephens, as attorney-in-fact for Mr. Stephenson, the Directors, and on his own behalf as Principal Financial and Accounting Officer

September 11, 2018

DIRECTORS:
Samuel A. Di Piazza, Jr. *	Beth E. Mooney *
Richard W. Fisher *	Joyce M. Roché *
Scott T. Ford *	Matthew K. Rose *
Glenn H. Hutchins *	Cynthia B. Taylor *
William E. Kennard *	Laura D'Andrea Tyson *
Michael B. McCallister *	Geoffrey Y. Yang *
*  By power of attorney